ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-132747 Dated July 9, 2008

Autocallable Optimization Securities with Contingent Protection Linked to a Coal Stock Basket

Tactical Strategy for Flat or Bullish Markets

UBS AG $•   Securities linked to a Coal Stock Basket due on or about January 29, 2010

Investment Description

Autocallable Optimization Securities with Contingent Protection (the “Securities”) are securities issued by UBS AG (“UBS”) linked to the performance of an equally weighted basket (the “Basket”) of four coal stocks (the“Basket Stocks”). The Securities are designed for investors who believe that the level of the Basket will be unchanged or increase during the Observation Period. The Securities will be called automatically if the level of the Basket closes at or above the Starting Level on any Observation Date. If the Securities are not called and the Basket never closes below the Trigger Level on any trading day during the Observation Period, the investors will receive their principal of maturity. Investors must be willing to risk losing up to 100% of their principal amount invested if the Securities have not been called and the Basket closes below the Trigger Level on any trading day during the Observation Period. Investors will receive a positive return on their Securities only if the Basket closes at or above the Starting Level on any Observation Date, including the Final Valuation Date, and the Securities are called. The contingent protection feature only applies if you hold the securities to maturity.

Features
☐	Exposure to Positive Call Return — The Securities will be automatically called and you will receive a positive return on your investment if the closing level of the Basket on any Observation Date is at or above the Starting Level.
☐	Contingent Principal Protection — The Securities provide limited principal protection only if the Basket never closes below the Trigger Level on any trading day during the Observation Period, and you hold the Securities to maturity.

Key Dates*

Trade Date	July 28, 2008
Settlement Date	July 31, 2008
Final Valuation Date	January 25, 2010
Maturity Date	January 29, 2010
*	Expected. In the event that we make any changes to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed to ensure that the stated term of the Securities remains the same.
Security Offering

These preliminary terms relate to Securities linked to a Coal Stock Basket. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.

Securities	Call Return	Basket Stocks and Weightings		Basket Starting Level	Trigger Level	CUSIP	ISIN
Autocallable Optimization	24.00% to 27.00%	Peabody Energy Corp	25%	100	60%	90264L188	US90264L1888
Securities with Contingent		Consol Energy	25%
Protection linked to a coal stock basket		International Coal Group Inc.	25%
		James River Coal Co.	25%

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms set forth in the Autocallable Optimization Securities with Contingent Protection (AOS CP) product supplement relating to the Securities, the accompanying prospectus and this free writing prospectus. See “Key Risks” on page 5 and the more detailed “Risk Factors” beginning on page PS-10 of the AOS CP product supplement relating to the Securities for risks related to an investment in the Securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this free writing prospectus, or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

Price to Public		Underwriting Discount		Proceeds to UBS AG
Total	Per Security	Total	Per Security	Total	Per Security
	$10.00		$0.15		$9.85

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC Web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-657-9836.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Product supplement dated July 9, 2008:

http://www.sec.gov/Archives/edgar/data/1114446/000139340108000574/v118573_690202-424b2.htm

♦	Prospectus dated March 27, 2006:

http://www.sec.gov/Archives/edgar/data/1114446/000095012306003728/y17280ae424b2.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Autocallable Optimization Securities with Contingent Protection” or the “Securities” refer to the Securities that are offered hereby. Also, references to the “AOS CP product supplement” mean the UBS product supplement, dated July 9, 2008, and references to “accompanying prospectus” mean the UBS prospectus, dated March 27, 2006.

Investor Suitability

The Securities may be suitable for you if:

♦	You are willing to risk losing up to 100% of your principal amount invested
♦	You believe the level of the Basket will not close below the Trigger Level on any trading day during the Observation Period
♦	You believe the level of the Basket will close at or above the Starting Level on one of the specified Observation Dates, including the Final Valuation Date
♦	You are willing to hold Securities that will be called on any Observation Date on which the level of the Basket closes at or above the Starting Level, or you are otherwise willing to hold the Securities to maturity
♦	You believe the level of the Basket will remain stable for the term of the Securities and will close at or above the Starting Level on the Final Valuation Date
♦	You are willing to make an investment whose return is limited to the specified Call Return, an annualized return expected to be between 24.00% and 27.00%. The Call Return will be set on the Trade Date
♦	You do not seek current income from this investment and are not seeking an investment for which there will be an active secondary market

The Securities may not be suitable for you if:

♦	You are not willing to make an investment in which you could lose up to 100% of your principal amount
♦	You seek an investment that is 100% principal protected
♦	You believe the level of the Basket will close below the Trigger Level on at least one trading day during the Observation Period and that at maturity the Basket Return will be negative
♦	You seek an investment whose return is not limited to the specified Call Return, which is an annualized return expected to be between 24.00% and 27.00%. The Call Return will be set on the Trade Date
♦	You seek an investment for which there will be an active secondary market
♦	You are unable or unwilling to hold Securities that will be called on any Observation Date on which the level of the Basket closes at or above the Starting Level, or you are otherwise unable or unwilling to hold the Securities to maturity
♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings
♦	You seek current income from your investment

Indicative Terms

Issuer	UBS AG, Jersey Branch
Issue Price	$10.00 per Security
Term	18 months, unless earlier called
Basket	The composition and weighting of the Basket is specified on the front cover of this free writing prospectus
Call Feature	The Securities will be called automatically if the closing level of the Basket on any Observation Date is at or above the Starting Level.
Observation Dates	Quarterly, on or about October 27, 2008, January 26, 2009, April 24, 2009, July 28, 2009, October 26, 2009 and January 25, 2010.
Call Settlement Dates	Four business days following the applicable Observation Date.
Call Return	If the Securities are called, investors will receive on the applicable Call Settlement Date a cash payment per $10.00 principal amount of each Security equal to the Call Price for the applicable Observation Date. The Call Price will be based upon the Call Return, an annualized rate of return expected to be between 24.00% and 27.00%. The table below assumes an annual Call Return of 25.50% (or 6.375 per quarter). The actual Call Return will be determined on the Trade Date.
Observation Date*	Accrued Call Return**	Call Price (per $10.00)**
October 27, 2008	6.375%	$10.64
January 26, 2009	12.750%	$11.28
April 24, 2009	19.125%	$11.91
July 28, 2009	25.500%	$12.55
October 26, 2009	31.875%	$13.19
Final Valuation Date	38.250%	$13.83
(January 25, 2010)

Payment at Maturity (per Security)	If the Securities are not called and the Basket closing level never closes below the Trigger Level on any trading day during the Observation Period, you will receive a cash payment on the Maturity Date equal to $10.00 per $10.00 principal amount Security.
If the Securities are not called and the Basket closing level closes below the Trigger Level on any trading day during the Observation Period, you will receive a cash payment on the Maturity Date equal to:
$10.00 × (1 + Basket Return);
Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the level of the Basket declines.
Basket Return	Ending Level – Starting Level Starting Level
Trigger Level	60% of the Starting Level
Observation Period	The period commencing on (and including) the Trade Date and ending on (and including) the Final Valuation Date.

Starting Level	100
Ending Level	The closing level of the Basket on the Final Valuation Date.
Determining Payment upon a Call or at Maturity

Accordingly, you may lose some or all of your principal at maturity, depending on how much the level of the Basket declines.

*	Expected. In the event that we make any changes to the expected Trade Date and Settlement Date, the Observation Dates may be changed.
**	To be determined on the Trade Date. Call Price amounts have been rounded for ease of analysis.
***	For a description of such corporate events, see “General Terms of the Securities — Antidilution Adjustments” beginning on page PS-25 of the AOS CP product supplement.

Hypothetical examples of how the Securities perform

The examples below illustrate the payment upon a call or at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions:

Principal Amount:	$10.00
Term:	18 months
Starting Level:	100
Call Return:	25.50% per annum (or 6.375% per quarter)
Observation Dates:	Quarterly
Trigger Level:	60 (which is 60% of the Starting Level)

Example 1  —  Securities are Called on the First Observation Date

Basket Level at first Observation Date:	108 (at or above Fund Starting Price, Securities are called)
Call Price (per $10.00):	$10.64

Since the Securities are called on the first Observation Date, you will receive on the Call Settlement Date a total of $10.64 per $10.00 principal amount (6.375% total return on the Securities).

Example 2  —  Securities are Called on the Final Valuation Date

Basket Level at first Observation Date:	75 (below Starting Level, Securities NOT called)
Basket Level at second Observation Date:	90 (below Starting Level, Securities NOT called)
Basket Level at third Observation Date:	88 (below Starting Level, Securities NOT called)
Basket Level at fourth Observation Date:	79 (below Starting Level, Securities NOT called)
Basket Level at fifth Observation Date:	92 (below Starting Level, Securities NOT called)
Basket Level at Final Valuation Date:	105 (above Starting Level, Securities are called)

Call Price (per $10.00):	$13.83

Since the Securities are called on the Final Valuation Date, you will receive on the Call Settlement Date (which coincides with the maturity date in this example) a total of $13.83 per $10.00 principal amount (equal to 18 months at a rate of 25.50% per annum, or 38.25% total return on the Securities).

Example 3  —  Securities are NOT Called and the Basket Level never closes below the Trigger Level on any trading day during the Observation Period

Basket Level at first Observation Date:	80 (below Starting Level, Securities NOT called)
Basket Level at second Observation Date:	85 (below Starting Level, Securities NOT called)
Basket Level at third Observation Date:	71 (below Starting Level, Securities NOT called)
Basket Level at fourth Observation Date:	91 (below Starting Level, Securities NOT called)
Basket Level at fifth Observation Date:	92 (below Starting Level, Securities NOT called)
Basket Level at Final Valuation Date:	88 (below Starting Level, Securities NOT called)

Settlement Amount (per $10.00):	$10.00

At maturity, you will receive a total of $10.00 per $10.00 principal amount (0% total return on the Securities). The Securities are not called during the Observation Period and the level of the Basket never closes below the Trigger Level on any trading day during the Observation Period.

Example 4  —  Securities are NOT Called and the level of the Basket closes below the Trigger Level on at least one trading day during the Observation Period

Basket Level at first Observation Date:	91 (below Starting Level, Securities NOT called)
Basket Level at second Observation Date:	69 (below Starting Level, Securities NOT called)
Basket Level at third Observation Date:	55 (below Starting Level and Trigger Level, Securities NOT called)
Basket Level at fourth Observation Date:	61 (below Starting Level, Securities NOT called)
Basket Level at fifth Observation Date:	75 (below Starting Level, Securities NOT called)
Basket Level at Final Valuation Date:	70 (below Starting Level, Securities NOT called)

Settlement Amount (per $10.00)	$10.00 × [1 + Basket Return]
$10.00 × (1 – 30%)
$ 7.00

Since the Securities are not called and the level of the Basket has closed below the Trigger Level on at least one trading day during the Observation Period, at maturity you will receive a total of $7.00 per $10.00 principal amount (a 30% loss on the Securities).

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing in any of the stocks included in the Basket. Some of the risks that apply to the offering of the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	You may lose some or all of your principal — The Securities do not guarantee any return of principal at maturity. A positive return on the Securities depends on the Basket increasing in value. A negative return of more than 40% — meaning the Trigger Level has been breached — will result in the loss of some or all of your investment. Accordingly, you will lose some or all of your principal if the Securities are not called and the level of the Basket closes below the Trigger Level on any trading day during the Observation Period. The amount of your loss will depend upon the extent of the decline in the Basket.
♦	The call feature limits your potential return — The appreciation potential of the Securities as of any Observation Date is limited to the specified Call Price, regardless of the appreciation of the Basket. In addition, since the Securities could be called as early as the first Observation Date, the total return on the Securities could be minimal. Further, if your Securities are called, you may not be able to reinvest at comparable terms or returns.
♦	Contingent principal protection — The Securities provide limited principal protection only if the Basket never closes below the Trigger Level on any trading day during the Observation Period, and you hold the Securities to maturity.
♦	No interest or dividend payments — You will not receive any interest payments on the Securities and you will not receive nor be entitled to receive any dividend payments or other distributions on the securities included in the Basket.
♦	There may be little or no secondary market — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you sell your Securities prior to maturity, you may have to sell them at a substantial discount.
♦	Owning the Securities is not the same as owning the Basket Components — The return on your Securities may not reflect the return you would realize if you actually owned the industrial stocks that comprise the Basket, or Basket Components. For instance, you will not receive or be entitled to receive any dividend payments or other distributions payable on the Basket Components over the life of the Securities.
♦	Credit of issuer — An investment in the Securities is subject to the credit risk of UBS, and the actual and perceived creditworthiness of UBS may affect the market value of the Securities.
♦	Price prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the prices of the Basket Components; the volatility of the Basket Components; the dividend rates paid on the Basket Components; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.
♦	Impact of fees on secondary market prices — Generally, the price of the Securities in the secondary market is likely to be lower than the initial public offering price since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.
♦	Limited antidilution protection — Although the calculation agent will adjust the amount payable at maturity for certain corporate events affecting the Basket Components, the calculation agent is not required to make an adjustment for every corporate event that can affect the Basket Components. Consequently, this could affect the calculation of the Basket Return, the market value of the Securities and the amount payable at maturity of the Securities. For more information, see the section “General Terms of the Securities — Antidilution Adjustments” beginning on page PS-25 of the AOS CP product supplement.
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the Basket Components and/or over-the-counter options, futures or other instruments with return linked to the performance of the Basket Components, may adversely affect the market price of the Basket and, therefore, the market value of the Securities.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the issuers of the Basket Components, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. The calculation agent, an affiliate of UBS, will determine whether the closing level of the Basket on any trading day has fallen below the Trigger Level and the payment at maturity on the Securities. The calculation agent may postpone the maturity date if a market disruption event occurs and is continuing on the Final Valuation Date.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the Securities. Any such research, opinions or recommendations could affect the value of the Basket Components, and therefore the market value of the Securities.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your tax situation.

Risks specific to an investment in the Securities linked to the Basket

♦	Coal industry investments — The performance of the Basket depends on the stock performance of companies in the coal industry, which is related to worldwide energy prices, exploration and production spending. Such companies also are subject to risks of changes in exchange rates, government regulation, world events, depletion of resources and economic conditions, as well as market, economic and political risks of the countries where energy companies are located or do business. Coal exploration and mining can be significantly affected by natural disasters. Coal companies may be adversely affected by changes in exchange rates, interest rates, government regulation, world events, and economic conditions. Coal companies may be at risk for environmental damage claims.
♦	Investing in small- or mid-cap companies — The Basket includes small- or mid-cap companies. As a result, the Basket Components may be subject to certain risks associated with small- or mid-cap companies. Generally, these companies are often subject to less analyst coverage and may be in early and less predictable periods of their corporate existence. In addition, these companies often have greater price volatility, lower trading volume and less liquidity than larger more established companies. These companies tend to have smaller revenues, narrower product lines, less management depth and experience, smaller shares of their product or service markets, fewer financial resources and less competitive strength than larger companies.
♦	The Basket Components are not necessarily representative of the coal industry — The performance of the Basket may not correlate with the performance of the entire coal industry. The Basket may decline in value even if the industry as a whole rises in value, or the Basket may rise in value even if the industry as a whole declines in value. Furthermore, one or more of the issuers of the Basket Components may engage in new lines of business or cease to be involved in the coal industry.

The Contents and Valuation of the Basket of Basket Stocks

The Basket consists of four common stocks in the coal sector and the performance of the Basket is based upon four Basket Stocks. For further information concerning the Basket Stocks, see “The Basket Stocks” beginning on page 8. Unless otherwise specified in this free writing prospectus, the Basket Stocks will not be replaced after the trade date. Each Basket Stock is equally weighted and represents 25.00% of the Basket. Under limited circumstances, the return on one or more Basket Stocks will be subject to antidilution adjustments. See “General Terms of the Securities — Antidilution Adjustments” beginning on page PS-25 of the AOS CP product supplement.

Basket Stocks	% of the Notes	Stock Starting Price*
Peabody Energy Corporation	25.00%	$
Consol Energy Inc.	25.00%	$
International Coal Group Inc.	25.00%	$
James River Coal Company	25.00%	$

*	Source: Bloomberg L.P., July • , 2008.

The graph accompanying illustrates the hypothetical historical performance of the Basket from 11/25/05 to 07/08/2008 if the Basket Level were made to equal 100 on 07/08/2008. The hypothetical historical performance reflects the performance the Basket would have exhibited based on (i) the actual historical performance of the Basket Stocks and (ii) the Basket weightings indicated in the Terms. Neither the hypothetical historical performance of the Basket nor the actual historical performance of the Basket Stocks should be taken as indications of future performance.

Historical Performance of the Basket Stocks

Provided below is a brief description of the issuer of each Basket Stock obtained from publicly available information, as well as a table that sets forth the quarterly high, low, and closing prices for each of the Basket Stocks. We obtained the trading price information set forth below from Bloomberg, L.P. without independent verification. You should not take the historical prices of the Basket Stocks as an indication of future performance.

Each of the issuers of the Basket Stocks is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the United States Securities and Exchange Commission (the “SEC”) periodically. Information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. In addition, information filed by the respective issuers of the Basket Stocks with the SEC electronically can be reviewed through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the respective issuers of the Basket Stocks under the Exchange Act can be located by reference to its SEC file number provided below.

Information about the respective issuers of the Basket Stocks may also be obtained from other sources such as press releases, newspaper articles and other publicly disseminated documents, as well as from each issuer’s website. We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by those issuers with the SEC.

The Basket Stocks

Peabody Energy Corp

According to publicly available information, Peabody Energy Corporation (“Peabody”), through its subsidiaries, engages in the exploration, mining, production and sale of coal worldwide. Peabody owns majority interests in coal mining operations located in the U.S. and Australia and coal sales (by volume) were primarily to U.S. electricity generators. Through its technology investments, Peabody is involved in advancing clean coal and Btu Conversion technologies. Peabody was founded in 1883 and its common stock is listed on the NYSE under the ticker symbol “BTU.” Information filed by Peabody with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-16463, or its CIK Code: 0001064728. Peabody’s website is http://www.peabodyenergy.com.

Historical Information

The following table sets forth the quarterly high and low closing prices for Peabody’s common stock, based on daily closing prices on the primary exchange for Peabody, as reported by Bloomberg L.P. Peabody’s closing price on July 8, 2008, was $74.84.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2003	3/31/2003	$6.86	$5.77	$6.53
4/1/2003	6/30/2003	$8.18	$6.29	$7.86
7/1/2003	9/30/2003	$7.81	$6.86	$7.34
10/1/2003	12/31/2003	$10.01	$7.45	$9.76
1/2/2004	3/31/2004	$11.41	$8.57	$10.89
4/1/2004	6/30/2004	$13.10	$10.12	$13.10
7/1/2004	9/30/2004	$14.06	$11.99	$13.93
10/1/2004	12/31/2004	$19.66	$13.36	$18.94
1/3/2005	3/31/2005	$23.35	$17.35	$21.70
4/1/2005	6/30/2005	$26.11	$18.43	$24.36
7/1/2005	9/30/2005	$39.49	$25.52	$39.49
10/3/2005	12/30/2005	$40.31	$33.80	$38.58
1/3/2006	3/31/2006	$48.58	$39.42	$47.20
4/3/2006	6/30/2006	$68.94	$44.82	$52.20
7/3/2006	9/29/2006	$54.04	$32.67	$34.43
10/2/2006	12/29/2006	$45.03	$33.89	$37.83
1/3/2007	3/30/2007	$41.61	$34.85	$37.67
4/2/2007	6/29/2007	$51.72	$40.06	$45.30
7/2/2007	9/28/2007	$47.06	$36.92	$44.82
10/1/2007	12/31/2007	$62.28	$45.43	$61.64
1/2/2008	3/31/2008	$62.72	$47.45	$51.00
4/1/2008	6/30/2008	$88.05	$55.19	$88.05
7/1/2008	7/8/2008	$85.89	$74.84	$74.84

The graph below illustrates the performance of Peabody’s common stock from May 22, 2001, through July 8, 2008, based on information from Bloomberg L.P. Past performance of the Basket Stock is not indicative of the future performance of the Basket Stock.

Consol Energy

According to publicly available information, Consol Energy Inc. (“Consol”) is a multi-fuel (coal and gas) energy producer and energy services provider primarily serving the electric power generation industry in the United States. The principal activities of Consol’s coal unit are mining, preparation and marketing of steam coal, sold primarily to power generators, and metallurgical coal, sold to metal and coke producers. Consol’s gas operations are primarily conducted by CNX Gas Corporation, a majority-owned subsidiary, that primarily produces pipeline-quality coalbed methane gas. Consol was organized as a Delaware corporation in 1991 and its common stock is listed on the NYSE under the ticker symbol “CNX.” Information filed by Consol with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-14901, or its CIK Code: 0001070412. Consol’s website is
http://www.consolenergy.com.

Historical Information

The following table sets forth the quarterly high and low closing prices for Consol’s common stock, based on daily closing prices on the primary exchange for Consol, as reported by Bloomberg L.P. Consol’s closing price on July 8, 2008, was $93.63.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2003	3/31/2003	$8.96	$7.38	$8.27
4/1/2003	6/30/2003	$12.00	$8.06	$11.37
7/1/2003	9/30/2003	$11.45	$9.25	$9.29
10/1/2003	12/31/2003	$13.40	$9.48	$12.95
1/2/2004	3/31/2004	$13.80	$10.86	$13.40
4/1/2004	6/30/2004	$18.25	$13.15	$18.00
7/1/2004	9/30/2004	$19.25	$15.17	$17.45
10/1/2004	12/31/2004	$21.47	$16.50	$20.53
1/3/2005	3/31/2005	$24.16	$18.95	$23.51
4/1/2005	6/30/2005	$27.08	$20.99	$26.79
7/1/2005	9/30/2005	$38.14	$28.84	$38.14
10/3/2005	12/30/2005	$39.52	$27.06	$32.59
1/3/2006	3/31/2006	$37.08	$30.24	$37.08
4/3/2006	6/30/2006	$48.14	$35.59	$46.72
7/3/2006	9/29/2006	$47.75	$29.06	$31.73
10/2/2006	12/29/2006	$37.67	$29.34	$32.13
1/3/2007	3/30/2007	$39.49	$29.19	$39.13
4/2/2007	6/29/2007	$49.56	$41.11	$46.11
7/2/2007	9/28/2007	$50.05	$36.40	$46.60
10/1/2007	12/31/2007	$73.58	$45.34	$71.52
1/2/2008	3/31/2008	$81.33	$59.03	$69.19
4/1/2008	6/30/2008	$117.34	$72.66	$112.37
7/1/2008	7/8/2008	$111.95	$93.63	$93.63

The graph below illustrates the performance of Consol’s common stock from April 30, 1999, through July 8, 2008, based on information from Bloomberg L.P. Past performance of the Basket Stock is not indicative of the future performance of the Basket Stock.

International Coal Group Inc.

According to publicly available information, International Coal Group, Inc. (“International Coal”) is a producer of coal in Northern and Central Appalachia. International Coal markets its coal largely to investment grade electric utilities, as well as domestic and international industrial customers. International Coal also engages in other coal-related operations, including opportunistically securing coal purchase agreements with other coal producers to take advantage of differences in market prices. International Coal was formed in May 2004 to acquire and operate competitive coal mining facilities and its common stock is listed on the NYSE under the ticker symbol “ICO.” Information filed by International Coal with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-32679, or its CIK Code: 0001320934. International Coal’s website is http://www.intlcoal.com.

Historical Information

The following table sets forth the quarterly high and low closing prices for International Coal’s common stock, based on daily closing prices on the primary exchange for International Coal, as reported by Bloomberg L.P. International Coal’s closing price on July 8, 2008, was $10.33.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
11/21/2005	12/30/2005	$12.45	$9.27	$9.50
1/3/2006	3/31/2006	$10.65	$8.45	$9.74
4/3/2006	6/30/2006	$11.02	$6.53	$7.19
7/3/2006	9/29/2006	$7.08	$4.00	$4.22
10/2/2006	12/29/2006	$5.58	$4.20	$5.45
1/3/2007	3/30/2007	$5.61	$4.70	$5.25
4/2/2007	6/29/2007	$6.48	$5.26	$5.98
7/2/2007	9/28/2007	$6.12	$3.85	$4.44
10/1/2007	12/31/2007	$5.57	$4.45	$5.36
1/2/2008	3/31/2008	$6.98	$5.28	$6.35
4/1/2008	6/30/2008	$13.28	$6.38	$13.05
7/1/2008	7/8/2008	$13.11	$10.33	$10.33

The graph below illustrates the performance of International Coal’s common stock from November 21, 2005, through July 8, 2008, based on information from Bloomberg L.P. Past performance of the Basket Stock is not indicative of the future performance of the Basket Stock.

James River Coal Co.

According to publicly available information, James River Coal Company (“James River”) mines, processes and sells bituminous, steam- and industrial-grade coal through six operating subsidiaries located throughout eastern Kentucky and in southern Indiana. In 2007, revenues were primarily generated from coal sales to electric utility companies. James River obtains the majority of the coal it sells from company-operated mines, but also purchases coal from third parties for resale or from mines operated by independent contract mine operators. James River has its headquarters in Richmond, Virginia and its common stock is listed on the Nasdaq Global Market under the ticker symbol “JRCC.” Information filed by James River with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-51129, or its CIK Code: 0001297720. James River’s website is http://www.jamesrivercoal.com.

Historical Information

The following table sets forth the quarterly high and low closing prices for James River’s common stock, based on daily closing prices on the primary exchange for James River, as reported by Bloomberg L.P. James River’s closing price on July 8, 2008, was $41.24.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/25/2005	3/31/2005	$43.91	$38.35	$38.35
4/1/2005	6/30/2005	$40.40	$29.04	$34.65
7/1/2005	9/30/2005	$51.75	$35.90	$50.47
10/3/2005	12/30/2005	$50.95	$37.33	$38.20
1/3/2006	3/31/2006	$42.55	$31.61	$33.97
4/3/2006	6/30/2006	$38.53	$26.10	$26.49
7/3/2006	9/29/2006	$27.08	$10.15	$10.55
10/2/2006	12/29/2006	$13.30	$8.09	$9.28
1/3/2007	3/30/2007	$8.46	$6.11	$7.47
4/2/2007	6/29/2007	$15.08	$8.03	$12.96
7/2/2007	9/28/2007	$12.98	$3.86	$6.20
10/1/2007	12/31/2007	$11.58	$5.15	$11.18
1/2/2008	3/31/2008	$19.65	$8.57	$17.52
4/1/2008	6/30/2008	$62.14	$19.23	$58.69
7/1/2008	7/8/2008	$58.79	$41.24	$41.24

The graph below illustrates the performance of James River’s common stock from January 25, 2005, through July 8, 2008, based on information from Bloomberg L.P. Past performance of the Basket Stock is not indicative of the future performance of the Basket Stock.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” on page PS-37 of the AOS CP product supplement and discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the Fund. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale, call or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be long term capital gain or loss if you have held your Securities for more than one year.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-38, of the AOS CP product supplement. In particular, the Internal Revenue Service could assert that the Securities should be treated as a contingent payment debt instrument. If your Securities were so treated, you would be required to accrue interest income over the term of your Securities. This would generally have the effect of requiring you to recognize ordinary income and to include amounts in respect of the Securities prior to your receipt of cash attributable to that income.

The Internal Revenue Service has recently released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” on page PS-37, of the AOS CP product supplement, unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

In addition, a member of the House of Representatives has recently introduced a bill that, if enacted, would require holders of Securities purchased after the bill is enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

As of March 31, 2008 (unaudited)	CHF	USD
	(in millions)
Debt
Debt issued(1)	386,575	389,198
Total Debt	386,575	389,198
Minority Interest(2)	6,310	6,353
Shareholders’ Equity	16,386	16,497
Total capitalization	409,271	412,048

(1)	Includes Money Market Paper and Medium Term Notes as per Balance Sheet position.
(2)	Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 1.00679 (the exchange rate in effect as of March 31, 2008).